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EXHIBIT 5.1


                               Lehman & Eilen LLP
                         50 Charles Lindbergh Boulevard
                                    Suite 505
                            Uniondale, New York 11553
                               Tel. (516) 222-0888
                               Fax (516) 222-0948


                                                              January 21, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, C.C. 20549

Ladies and Gentlemen:

         As legal counsel for Legend Mobile, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 7,000,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Legend Mobile, Inc. 2004 Stock Plan and 2004 Consultant Stock Plan (collectively, "the Plans").

         We have examined all instruments, documents and records with we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We are admitted to practice on in the State of New York and we express no opinion concerning any law other than the law of the State of New York, the corporation laws of the State of Delaware and the federal law of the United States. As to the matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of New York.

         Based on such examination, we are of the opinion that the 7,000,000 shares of Common Stock which may be issued under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans will be validly issued, fully paid and nonassessable.

         This Opinion is rendered to you in connection with the registration statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                                              Very truly yours,

                                                              /s/ Hank Gracin

                                                              Hank Gracin